EXHIBIT A:

Results of Annual Meeting of Stockholders

ANNUAL MEETING

The Fund held its Annual Meeting of Stockholders on April 19, 2007.
At the meeting, stockholders elected the nominees proposed for election to the Fund?s Board of Directors. The following table provides information concerning the matters voted on at the meeting:

I.	Election of Directors

Nominee
J. Marc Hardy

Votes For
34,444,890

Votes Withheld
259,603

Non-Voting Shares
0

Total Voting and Non-Voting Shares
34,704,493

Nominee
Prakash A. Melwani

Votes For
34,413,902

Votes Withheld
290,592

Non-Voting Shares
0

Total Voting and Non-Voting Shares
34,704,494



At June 30, 2007, in addition to J. Marc Hardy and Prakash A. Melwani, the other directors of the Fund were as follows:

Lawrence K. Becker
Leslie H. Gelb
Stephane R. F. Henry
Peter G. Peterson
Luis F. Rubio
Jeswald W. Salacuse